Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Flowserve Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (1)(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.25 par value per share	Rule 457(a)	4,000,000	$50.09	$200,360,000.00	$147.60 per $1,000,000	$29,573.14

Total Offering Amounts					$200,360,000.00		$29,573.14

Total Fee Offsets							—

Net Fee Due							$29,573.14

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $1.25 per share (the “Common Stock”) of Flowserve Corporation (the “Registrant”) that become issuable under the Flowserve Corporation 2024 Employee Stock Purchase Plan (the “2024 Plan”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The New York Stock Exchange, on July 24, 2024.

(3)	Represents the 4,000,000 shares of Common Stock issuable under the 2024 Plan.